Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

As disclosed in the Form 8-K filed by Semtech Corporation on June 25, 2002, Semtech dismissed Arthur Andersen LLP as its independent public accountants on June 18, 2002 and announced that it had engaged Ernst & Young LLP to replace Arthur Andersen LLP as its independent public accountants.

The Company’s understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen LLP if the engagement partner and the manager for the company’s audit are no longer with Arthur Andersen LLP. Both the engagement partner and the manager for the Semtech Corporation audit are no longer with Arthur Andersen LLP. As a result, Semtech has been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into registration statements filed by Semtech of its audit report with respect to Semtech’s financial statements as of January 27, 2002 and January 28, 2001 and for the years then ended.

Under these circumstances, Rule 437a under the Securities Act permits the Companyto file this Form 10-K without a written consent from Arthur Andersen LLP. As a result, however, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act for any purchases of securities under registration statements made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including Semtech’s officers and directors, may still rely on Arthur Andersen LLP’s original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.